Execution Version

INVESTMENT ADVISORY AGREEMENT

Between

EFFICIENT ENHANCED MULTI-ASSET (CAYMAN) FUND, LTD. and

EFFICIENT CAPITAL MANAGEMENT, LLC

THIS INVESTMENT ADVISORY AGREEMENT, made as of May 31st, 2024 between Efficient Enhanced Multi-Asset (Cayman) Fund, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Fund”), and Efficient Capital Management, LLC, a Delaware limited liability company (the “Adviser”) located at 4355 Weaver Parkway, Suite 200, Warrenville, Illinois 60555.

RECITALS:

WHEREAS, the Fund is an exempt, Cayman Islands Corporation of Limited Liability, and will be wholly-owned by its sole investor, Efficient Enhanced Multi-Asset Fund (the “US Fund”) which is a series of Unified Series Trust (the “Trust”), an Ohio business trust, registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue shares of beneficial interest;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. Services of the Adviser.

1.1           Investment Advisory Services. The Adviser will: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities and investments for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the US Fund’s current Prospectus and Statement of Additional Information (the “Registration Statement”) as provided to the Adviser, as they may be amended from time to time. The Adviser further agrees that, in performing its duties hereunder, it will:

(a)       with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the US Fund’s Registration Statement and any applicable procedures adopted by the Directors, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Adviser;

(b)       use reasonable efforts to manage the Fund’s assets in a manner that will not impair the US Fund’s qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the US Fund’s Registration Statement or otherwise established through written guidelines established by the Fund and provided to the Adviser, including without limitation, Section 1.1.2 hereof;

(c)       furnish to the Fund whatever statistical information the Fund may reasonably request with respect to the Fund’s assets or investments. In addition, the Adviser will keep the Fund and the Directors informed of developments that the Adviser reasonably believes will materially affect the Fund’s portfolio, and shall, on the Adviser’s own initiative, furnish to the Fund from time to time whatever information the Adviser believes appropriate for this purpose;

(d)       make available to the Fund, promptly upon request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Fund in its compliance with applicable laws and regulations. The Adviser will furnish the Directors and the Fund with such periodic and special reports regarding the Fund as they may reasonably request;

(e)       provide assistance to the Fund or custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the US Fund’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Fund, custodian or recordkeeping agent seeks assistance from the Adviser or identifies for review by the Adviser;

(f)       assist the Fund, and any of its or their directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Adviser hereunder;

(g)       assist the Fund, and accordingly, the U.S. Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Adviser represents and warrants that it shall maintain a compliance program and Code of Ethics in accordance with the requirements of Rules 206(4)-7 and Rule 204A-1 under the Advisers Act, respectively, and shall provide the CCO with reasonable access to information regarding the Adviser’s compliance program, which access shall include on-site visits with the Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Adviser’s compliance program; provide assistance as may be reasonably requested by the Fund in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Adviser hereunder;

(h)       promptly notify the Fund to the extent required by applicable law in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Fund immediately of any material fact known to the Adviser respecting or relating to the Adviser that would make any written representation in this Agreement materially inaccurate or incomplete or if any such written representation becomes untrue in any material respect;

(i)        promptly notify the Fund if the Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund as the Adviser reasonably determines.

(j)        use no material non-public information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information;

(k)       use its best judgment and commercially reasonable efforts in rendering the advice and services contemplated by this Agreement, in accordance with its legal obligation to act in the best interests of the Fund and its shareholders;

(l)       The Adviser may delegate any or all of the responsibilities, rights or duties described in this Agreement, with respect to all or a portion of the Fund, to one or more sub-advisers who shall enter into agreements with the Adviser (each such party, a “Sub-Adviser”); provided that each Sub-Adviser and the Adviser’s agreement with such Sub-adviser are approved by the US Fund’s Board of Trustees including a majority of the Trustees who are not interested persons of the Adviser, the Sub-Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and (unless exempted by an applicable order of the SEC or its staff issued under the 1940 Act) by a vote of the holders of a majority of the outstanding voting securities of the US Fund. Such Sub-Adviser may (but need not) be affiliated with the Adviser. For the avoidance of doubt and without limitation to the foregoing, such delegation may include the purchase and sale of securities and other investment instruments, the selection of executing brokers to be used and any best execution duties under applicable law, and the voting of proxies. Retention of a Sub-Adviser shall in no way reduce the Adviser’s responsibilities or obligations under this Agreement.

Any fees or compensation payable to any Sub-Adviser shall be paid by the Adviser and no additional obligation may be incurred on the Fund’s behalf to any Sub-Adviser; except that any Fund expenses that may be incurred by the Adviser and paid by the Fund to the Adviser directly may be incurred by the Sub-Adviser and paid by the Fund to the Sub-Adviser directly, so long as such payment arrangements are approved by the US Fund’s Board of Trustees and the Adviser prior to the Sub-Adviser’s incurring such expenses.

If the Adviser delegates its responsibilities to more than one Sub-Adviser, the Adviser shall be responsible for assigning to each Sub-Adviser that portion of the assets of the Fund for which the Sub-Adviser is to act as Sub-Adviser, subject to the approval of the US Fund’s Board of Trustees of each Sub-Adviser.

To the extent that any obligations of the Adviser or any Sub-Adviser require any service provider of the Fund to furnish information or services, such information or services shall be furnished by the Fund’s service providers directly to both the Adviser and any Sub-Adviser.

1.1.2    Investment Authority. The Adviser’s investment authority shall include the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement, and subject to the provisions of Section 1.1(b) above.

The Adviser may: (i) open and maintain brokerage accounts for swaps, futures and options on futures, currency transactions, other derivatives and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements, futures commission merchant (“FCM”) agreements, ISDA Master Agreements (including Credit Support Annex(es) with one or more FCMs, brokers or swaps dealers. The Adviser may, using such of the securities and other property in the Brokerage Accounts as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits including for margin and premium and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate.

1.1.3    Investment Guidelines. In addition to the information to be provided to the Adviser under Section 2 hereof, the Fund shall supply the Adviser with such other information as the Adviser shall reasonably request concerning the Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s investments.

1.2           Administrative Services. The Fund has engaged the services of an administrator. The Adviser shall provide such additional administrative services as reasonably requested by the Board of Directors or officers of the Fund; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Fund shareholders, any services related to the distribution of Fund shares, or any other services which are the subject of a separate agreement or arrangement between the Fund and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

1.2.1    The Adviser’s Representations. The Adviser represents, warrants and agrees that (i) it is registered as an investment adviser under the Advisers Act, is registered as a commodity pool operator with the CFTC and a member of the NFA with respect to its services to the Fund, has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it has claimed the exemptive relief pursuant to CFTC Rule 4.7 with respect to the operation of the Fund; and (iii) the Adviser and the CFC shall each qualify as a “Qualified Eligible Person” as defined under CFTC Rule 4.7. The Adviser further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement.

The information contained in the Form ADV of the Adviser as provided to the Fund is true and complete in all material respects, and also as filed with the SEC, is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV. As of the date hereof there are (a) no actions, suits, proceedings, inquiries or investigations of any kind or nature whatsoever (other than routine audits, inspections and industry sweeps), pending or, to the best of its knowledge, threatened or contemplated against the Adviser or any of its principals or any affiliate of the Adviser, before any court, at law or in equity, arbitration panel, or before or by any federal, state, municipal, foreign or other governmental or quasi-governmental department, commission, board, bureau, agency, instrumentality, or administrative, regulatory or self-regulatory authority or any exchange or board of trade and (b) it has not received any notice of an investigation or warning letter from the SEC, NFA or the CFTC regarding non-compliance by it with the Advisers Act, the 1940 Act, the CEA, the regulations under any such law, or the NFA rules, or any other applicable regulatory or self-regulatory authority regarding non-compliance by it with such other applicable law, in each case, where an adverse decision would reasonably be expected to materially and adversely affect the Adviser’s ability to perform its obligations under this Agreement.

The foregoing representations, warranties and covenants shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make any of the foregoing representations, warranties and covenants not true, misleading, incomplete or inaccurate in any material respect, the Adviser will promptly in writing notify the Fund.

1.2.2    Directors and Officers. Authorize and permit the Adviser’s employees who may be elected or appointed as Directors or officers of the Fund to serve in such capacities, without remuneration from or other cost to the Fund.

1.2.3    Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser in relation to services its provides the Fund are maintained and preserved by it in accordance with applicable laws and regulations.

1.2.4    Reports and Filings. Provide such assistance as may be requested by the Fund for the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws. For the avoidance of doubt, the Adviser shall not be responsible for the provision of any tax or reporting services.

1.3           Change in Management or Control. The Adviser shall provide prior written notice to the Fund of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the 1940 Act, such written notice to be provided at least sixty (60) days’ prior or as much advance notice as feasible under the circumstances. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

2. Expenses of the Fund.

2.1           Expenses to be Paid by Adviser. The US Fund shall pay expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund. Such amounts shall be subject to the US Fund expense limitation agreement.

2.2           Expenses to be Paid by the Fund. The Fund shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Fund and the Adviser. The Fund shall pay all brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), fees and expenses of other investment companies in which the Fund may invest, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Directors and officers with respect thereto. The Adviser may obtain reimbursement from the Fund, at such time or times as the Adviser shall determine in its sole discretion, for any expenses advanced by the Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered part of the Adviser’s compensation pursuant to this Agreement.

3. Advisory Fee.

As compensation for all services rendered and expenses paid or assumed by the Adviser under this Agreement, the Adviser shall be paid by the US Fund pursuant to the management agreement between the US Fund and the Adviser. The Adviser will not receive a separate fee paid directly by the Fund.

4. Proxy Voting.

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with the Adviser’s proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Fund prior to the execution of this Agreement, and any amendments thereto promptly.

5. Records.

5.1           Tax Treatment. The Fund shall maintain, or arrange for others to maintain, the books and records of the Fund in such a manner that treats the Fund as a separate entity for federal income tax purposes.

5.2           Ownership. All records required to be maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered by the Adviser promptly on request by the Fund; provided, that the Adviser may at its own expense make and retain copies of any such records.

6. Reports to Adviser.

The Fund shall furnish or otherwise make available to the Adviser such copies of each the Fund’s financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7. [Reserved]

8. [Reserved]

9. Services to Other Clients.

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

10. Limitation of Liability of Adviser and its Personnel.

Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Fund, at the direction or request of the Adviser, or in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Directors of the Fund or any Sub-Adviser retained by the Adviser pursuant to Section 1 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Director or officer of the Fund against any liability of the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Fund.

11. Effect of Agreement.

Nothing herein contained shall be deemed to require to the Fund to take any action contrary to its Charter Documents or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of the Fund of their responsibility for and control of the conduct of the business and affairs of the Fund.

12. Term of Agreement.

The term of this Agreement shall begin as of the date and year upon which the Fund listed on Appendix A commences investment operations, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for an initial period of two (2) years. Thereafter, this Agreement shall continue in effect with respect to the Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to the Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Directors of the Fund; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto.

The Adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13. Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Directors of the Fund, including the vote or written consent of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment as required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

14. Termination of Agreement.

This Agreement may be terminated as to the Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party; PROVIDED, that in the case of termination by any Fund, such action shall have been authorized (i) by resolution of the Fund’s Board of Directors, including the vote or written consent of Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of the Fund.

15. Use of Name.

The Fund is named the Efficient Enhanced Multi-Asset (Cayman) Fund, Ltd. and may be identified, in part, by the name “Efficient”; provided, however, that the rights to use the name “Efficient” shall terminate upon the termination of this Agreement.

16. Memorandum and Articles of Association (the “Charter Documents”).

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Charter Documents and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director. The Adviser and agrees that the Adviser must look solely to the assets of the Fund for the enforcement or satisfaction of any claims against the Fund.

17. Confidentiality.

The Adviser agrees to treat all records and other information relating to the Fund and the investment holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Directors of the Fund has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser and the Adviser’s officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with the Adviser’s Code of Ethics, neither the Adviser nor the Adviser’s officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

The Fund agrees to treat all records and other information relating to the Adviser as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Directors of the Adviser has approved the disclosure or (ii) such disclosure is compelled by law.

18. Jurisdiction.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

19. Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

21. Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

22. Qualified Eligible Person.

The Fund hereby confirms that it is, and for the duration of this Agreement will be, a “Qualified Eligible Person” as such term is defined in Rule 4.7 under the Commodity Exchange Act.

[Signature Page Follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written, to be effective upon commencement of operations of the Fund.

EFFICIENT ENHANCED MULTI-ASSET (CAYMAN) FUND, LTD.

By:	/s/ Martin R. Dean

Name: Martin R. Dean
Title: President

EFFICIENT CAPITAL MANAGEMENT, LLC

By:	/s/ Lorent Meksi

Name: Lorent Meksi
Title: Deputy Chief Investment Officer

By:	/s/ Scott Levin

Name: Scott Levin
Title: Chief Financial Officer